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                                                                    EXHIBIT 99.i


Kirkpatrick & Lockhart  LLP                     1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D.C.   20036-1800
                                                rzutz@kl.com
                                                202-778-9059
                                                202-778-9100 - Facsimile



                                  March 1, 2004


American AAdvantage Funds
4151 Amon Carter Boulevard
Fort Worth, Texas 76155

Ladies and Gentlemen:

         We have acted as counsel to American AAdvantage Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 48 to the Trust's Registration Statement on Form N-1A (File Nos. 33-11387; 811-4984) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the (1) PlanAhead Class of the Balanced Fund, Large Cap Value Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, Enhanced Income Fund, S&P 500 Index Fund, High Yield Bond Fund, Intermediate Bond Fund, Short-Term Bond Fund, Money Market Fund, Municipal Money Market Fund and U.S. Government Money Market Fund, (2) AMR Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, Intermediate Bond Fund and Short-Term Bond Fund, (3) Institutional Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, S&P 500 Index Fund, Small Cap Index Fund, International Equity Index Fund, High Yield Bond Fund, Intermediate Bond Fund, Short-Term Bond Fund, Money Market Fund and Municipal Money Market Fund, (4) Platinum Class of the Money Market Fund, Municipal Money Market Fund and U.S. Government Money Market Fund, (5) Service Class of the Small Cap Value Fund, International Equity Fund, Emerging Markets Fund and High Yield Bond Fund, and (6) Cash Management Class of the Money Market Fund and U.S. Government Money Market Fund, each a series of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, and Bylaws of the Trust, and the resolutions of the Board of Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also
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Kirkpatrick & Lockhart  LLP


American AAdvantage Funds
March 1, 2004
Page 2


have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, in certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                       Very truly yours,

                                       /s/ Kirkpatrick & Lockhart LLP

                                       Kirkpatrick & Lockhart LLP